EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective the 15th day of October, 2006.

BETWEEN:

Lusora Inc., a company incorporated under the laws of the State of Nevada having its head office at 1st Floor, 795 Folsom Street, San Francisco, California 94107 USA

(the “Company”)

AND:

Derek James Victor Barber, a businessman with an address at 10880 Ryan Rd., Richmond B.C. V7A 2G4 Canada

(the “Employee”)

WHEREAS the Company would like to engage the Employee as an employee of the Company, and the Employee would like to be engaged by the Company as an employee, on the terms and conditions contained herein;

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

1.                        Definitions

1.1                     In this Agreement, including the recitals and the schedules, unless otherwise defined in this Agreement, the defined words and expressions have the meanings set out in Schedule “A” to this Agreement.

2.                        Scope of Employment

2.1                      Position and Title. The Company engages the Employee as a full-time employee of the Company. The Employee hereby agrees to such engagement. The Employee’s title will be Head of Technology and Development.

2.2                      Duties. The Employee will carry out the duties typically performed by a Head of Technology and Development of a wireless security company (the “Duties”). The Duties include but are not limited to the management of all aspects of the Company’s technology and Intellectual Property from its current development stage to a completed product being offered for sale to the public, including quality control and testing and the management of the day-to-day technical operations and further research and development once products have been offered for sale to the public.

2.3                      Commitment of the Employee. The Employee shall use his best efforts to promote the interests of the Company, and shall carry out the Duties honestly, in good faith and in the best interests of the Company.

2.4                      Term. The term of the employment is for three years commencing October 15, 2006 and ending October 14, 2009.

2.5                      Renewal. The term of Employee's employment shall be extended automatically, without further action of either party, on October 15, 2009, and on each succeeding anniversary of that date, for terms of one (1) year, unless on or before ninety (90) days prior to the last day of the term of Employee's employment or any extension thereof, the Company or Employee shall notify the other in writing of its intention not to renew Employee's employment, in which case Employee's employment shall terminate at the end of the original term or any extension thereof. If either party notifies the other of its intention not to renew Employee's employment less than ninety (90) days prior to the end of the term of this Agreement or any extension thereof, then such termination shall be effective ninety (90) days from such notice. No notice of non-renewal may be given by either party after a renewal term has commenced. Any such renewal shall be upon such terms and conditions set forth herein, unless otherwise agreed between the Company and Employee. The notice of non-renewal by either party shall in no way constitute a breach of this Agreement.

3.                        Salary, Bonuses and Benefits

3.1                      Salary. The Company will pay to the Employee a monthly base salary of CDN $8,000, exclusive of Bonuses and Benefits (the “Salary”). The Salary will be payable monthly in arrears on the last Day of each month, commencing on October 31, 2006.

3.2                      Annual Bonus. The Company may pay to the Employee a bonus of up to 200% of his total annual salary. The amount of any bonus paid will be determined by milestones to be agreed upon by the Company and the Employee.

3.3                      Signing Bonus. In recognition of the Employee’s continued service to the Company since March 2004 and because of the Company’s desire to maintain its relationship with the Employee, upon the execution of this agreement by both parties, the Company agrees to grant a signing bonus to the Employee in the form of restricted common shares (each a “Share”) of the Company according to the following terms, conditions and schedule:

(a)

The total number of Shares will be equal to the number of shares of common stock of the Company that could be purchased with $300,000 at the closing market price for the Company’s common shares as listed on www.finance.yahoo.com on the effective date of this Agreement;

(b)

The Shares will vest in the Employee according to the following schedule: one-quarter of the Shares will vest on April 15, 2007, one-quarter of the Shares will vest on October 15, 2007; one-quarter of the Shares will vest on April 15, 2008 and one-quarter of the Shares will vest on October 15, 2008;

(c)	In the event of termination under Section 4 of this Agreement, the Employee will not be entitled to any of the Shares which have not vested in the Employee on or before the date of termination;

(d)	The shares will be subject to the requirements of any stock exchange, securities commission or other similar regulatory body having jurisdiction; and

(e)	The shares will not immediately vest in their entirety upon a Change of Control.

3.4                      Reimbursement of Expenses. The Company will reimburse the Employee for all reasonable expenses incurred in the performance of his Duties, and provided that the Employee provides the Company with a written monthly expense report with supporting documentation, in a form satisfactory to the Company. The Company will reimburse the Employee for all reasonable fees incurred by the Employee to obtain legal and tax advice in connection with this Agreement.

3.5                      Health Insurance. The Company shall provide the Employee and his dependants with medical and dental insurance coverage (“Insurance”) in accordance with the Policies of the Company in effect from time to time.

3.6                      Vacation Entitlement. The Employee shall be entitled to 17 Days paid vacation (“Vacation”) during each full fiscal year of employment (pro-rated for any partial fiscal years during which the Employee is employed). In addition, the Employee shall be entitled to paid holidays on the statutory holidays in British Columbia, Canada. The Employee’s Vacation entitlement will increase, if at all, in accordance with the Company’s Vacation Policy in place from time to time.

3.7                      Other Benefits. In addition to the Insurance, Vacation, Holidays and Shares referred to herein, the Employee shall be entitled to participate in any other employee benefits which the Company may from time to time provide to its employees. The Insurance, Vacation, Holidays, Stock Option and other benefits collectively being referred to herein as the “Benefits”.

3.8                      Deductions and Remittances. The Company shall be entitled to deduct and retain from the Salary, Bonuses and Benefits due to the Employee, and remit to the required governmental authority, any amount that it may be required by law or regulation to deduct, retain and remit including, without limitation, Federal and Provincial income tax, Canada Pension Plan, and Employment Insurance deductions and remittances.

4.                        Termination

4.1                      Employee’s Right to Terminate for any Reason. The Employee may terminate this Agreement and his employment for any reason at any time upon providing 90 days advance notice in writing to the Company. The Company shall be obliged to pay the Salary, and any Bonuses and Benefits earned and accrued but not paid, due up to the date of termination, with such payment to be made within 6 Days of the date of termination.

4.2                      Company’s Right to Terminate for Cause. The Company may terminate this Agreement and the Employee’s employment for Cause at any time on written notice to the Employee. The Company shall pay the Salary and any Bonuses and Benefits earned and accrued but not paid that are due up to the date of termination, with such payment to be made within 6 Days of the date of termination.

4.3                      Company’s Right to Terminate for any Reason. The Company may terminate the employment of the Employee for any reason at any time on 90 days written notice to the Employee. The Company shall be obliged to pay the Salary, and any Bonuses and Benefits earned and accrued but not paid, due up to the date of termination, with such payment to be made within 6 Days of the date of termination.

5.                        Confidential Information

5.1                      Confidentiality. All Confidential Information shall, during the Term of this Agreement and for a period of 12 months thereafter, be held by the Employee in a fiduciary capacity for the Company, in the strictest confidence, and shall be used or disclosed by the Employee solely for the benefit of the Company and its Affiliates, and shall not be used or disclosed by the Employee, directly or indirectly, for any purpose other than for the benefit of the Company.

5.2                      Copying and Delivery of Records. The Employee shall not, either during the Term of this Agreement or for a period of 12 months thereafter, directly or indirectly, cause or permit any Confidential Information to be copied or reproduced other than in the ordinary course of the Employee’s Duties. The Employee shall promptly return to the Company all written information, disks, tapes, memory devices and all copies of any of Confidential Information of the Company forthwith upon the Company’s request, at any time, to do so.

6.                        Intellectual Property

6.1                      Developments. Any information, technology, technical data or any other thing or documentation whatsoever which the Employee, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Employee’s employment with the Company or which the Employee, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the “Developments”) during the Term or at any time thereafter during which the Employee is employed by the Company that is related to the business of the Company or its Affiliates shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of the Company. Accordingly, the Employee does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all world-wide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Employee during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

6.2                      Protection of Developments. The Employee does hereby agree that, both before and after the termination of this Agreement, the Employee shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant to this Agreement) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 6 hereof. If the Company is for any reason unable, after reasonable effort, to secure execution by the Employee on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Employee hereby designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney to act for and in the Employee’s behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of the Company to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Employee.

7.                        Remedies

7.1                      Injunctive Relief and Remedies not Exclusive. In the case of a breach of this Agreement by the Employee, in addition to any other remedy available to the Company or to its Affiliates, the Company and its Affiliates shall be entitled to seek relief by way of restraining order, injunction, decree or otherwise. The remedies provided to the Company and its Affiliates under this Agreement are cumulative and not exclusive to each other, and no such remedy shall be deemed to affect any right to which they are entitled to seek at law, in equity or by statute.

8.                        General

8.1                      Time. Time shall be of the essence in this Agreement.

8.2                      Severability. If any whole or partial provision of this Agreement (the “Offending Provision”) is declared or becomes unenforceable, invalid or illegal for any reason whatsoever, then the remainder of this Agreement shall remain in full force and effect as if this Agreement had been executed without the Offending Provision.

8.3                      Assignment and Enurement. This Agreement is not assignable by the Employee in whole or in part without the prior written consent of the Company. This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

8.4                      Currency. Unless otherwise specified herein, all references to currency are to U.S. dollars.

8.5                      Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable in British Columbia, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia in that regard.

8.6                      Entire Agreement. This Agreement represents the entire agreement between the parties in respect to the subject matter of this Agreement.

8.7                      Waiver and Amendments. No failure or delay by either party in exercising any power or right under this Agreement shall operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement shall preclude any further or other exercise of such right or power. No amendment, change, modification or waiver of this Agreement shall be valid unless it is in writing and signed by each party to this Agreement.

8.8                      Further Assurances. Each of the parties shall promptly execute and deliver such further documents and assurances and take such further actions as may from time to time be required to carry out the intent and purpose of this Agreement.

8.9                      Notice. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement shall be given in writing and shall be given by delivering, faxing or emailing same to the parties as follows:

(a)	To the Company at:

Lusora Inc.
1st Floor, 795 Folsom Street San Francisco, CA 94107

Attention: Dan Bauer

Fax No: (415) 276-6314 Email: dbauer@lusora.com

(b)	To the Employee at the contact information provided below.

Derek James Victor Barber 10880 Ryan Road Richmond, BC V7A 2G4

Any such notice, direction, request or other communication shall be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next Day after receipt of transmission.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

SIGNED, SEALED AND DELIVERED BY

LUSORA INC.

Per: /s/ Dan Bauer
       Authorized Signatory

Name of Signatory: Dan Bauer

Title of Signatory: Director

Full Name of Employee:	Derek James Victor Barber

Full Address of Employee (including postal code):

Home Phone: _______________________________________

Home Fax: _________________________________________

SIGNED, SEALED AND DELIVERED
by Derek James Victor Barber:

/s/ Derek James Victor Barber
Signature of Employee

SCHEDULE “A”

Definitions

In the Agreement to which this Schedule is attached, the following words and expressions have the following meanings unless the context otherwise requires:

(a)

“Affiliate” means any person or entity controlled by, controlling or under common control with the Company. For the purposes of this definition, the term “control” when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise. The term Affiliate of the Company specifically includes:

	(i)	any subsidiary or parent of the Company; and

(ii)

any company or enterprise, individuals or their successors, any subsidiary or parent of any of them or of the Company which owns, directly or indirectly, more than 10% of the voting securities or any similar indicia of ownership.

(b)	“Cause” includes, without limitation, the following:

	(i)	the Employee’s failure or refusal to faithfully or diligently perform his Duties or meet his obligations under this Agreement, including any breach of any term of this Agreement;

	(ii)	the Employee’s failure or refusal to comply in good faith with the instructions given by his Superior from time to time;

	(iii)	the Employee’s failure or refusal to comply with the Policies established by the Company from time to time;

	(iv)	the Employee’s commission of any act of gross negligence or gross incompetence in the conduct of his Duties, or in the performance of his obligations under this Agreement; and

	(v)	the Employee’s fraud, dishonesty or other misconduct, wilful or otherwise, including, without limitation, the Employee being:

		(A)	convicted of a criminal offence involving fraud or dishonesty; or

(B)

sanctioned by a corporate registry, stock exchange, securities commission or other similar regulatory organization in respect of a breach of corporate, commercial or securities rules, policies, laws or regulations;

For the purposes of this definition and without limitation, Cause does not include a reduction in the Employee’s Salary, Bonuses or Benefits implemented by the Company acting in good faith to respond to adverse market conditions, or in response to adverse cash flow issues then being faced by the Company.

(c)	“Confidential Information” means information disclosed to the Employee, known by the Employee or developed by the Employee (alone or with others) as a consequence of or through:

	(i)	his position as a director, officer, employee or consultant of the Company or of an Affiliate of the Company; or

	(ii)	his relationship with the Company or an Affiliate of the Company;

which information is not generally known in the industry in which the Company or its Affiliates are or may operate, but only to the extent that such information relates to the Business of the Company including, without limitation, information relating to:

(iii)	technologies, services and products owned, licensed or developed by or for the Company or its Affiliates;

(iv)	Intellectual Property of the Company and its Affiliates;

(v)	existing or potential suppliers, customers and strategic partners of the Company and its Affiliates;

(vi)

business plans, strategic plans, research and development plans, marketing plans, financing plans, merger and acquisition plans, strategic partnering plans, human resource plans, investor relation plans or other corporate and business plans of any kind whatsoever of the Company and of its Affiliates;

(vii)	revenue models, pricing strategies, billing methods of the Company and of its Affiliates; and

(viii)	directors, officers, employees, consultants and professional advisors of the Company and of its Affiliates;

however, Confidential Information does not include information which:

(i)	is or has been generally available to the public by any means, through no fault of the Employee, and without breach of this Agreement; or

(ii)	the Employee is compelled by law to disclose to a court of competent authority;

(iii)	is or has been lawfully disclosed to the Employee by a third party without an obligation of confidentiality being imposed upon the Employee; or

(iv)	has been disclosed without restriction by the Company or by a third party owner of the Confidential Information.

(d)	“Day” means business day.

(e)

“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary interest, recognized currently or in future, in knowledge received or transmitted through investigation, observation, experience, study, instruction, discovery, creation, improvement, or publication, regardless of the form or medium in which the knowledge is embodied and whether or not patentable or copyrightable in respect of the Intellectual Property. The term Intellectual Property includes the following:

(i)	knowledge and its embodiments including:

(A)

technical information, including meeting and collaboration notes, contents of laboratory notebooks, data, formulae, drawings, diagrams, blueprints, know-how, concepts, processes, product plans, service plans, computer software, flowcharts, specifications, design documents, and models; and

	(B)	business information including data, databases, business models, market research and forecasts; and customer lists;

(ii)

interests currently recognized including rights of confidence in information, ideas, concepts and know-how, patent rights in inventions, copyrights in artistic, literary, dramatic, musical, and neighbouring works, design rights in designs, and trademark rights in reputations, marks and domain names;

(iii)

copyrightable works of authorship including, without limitation, any technical descriptions for products, user guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials; and

(iv)

all trademarks, trade names, business names, patents, inventions, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property and all applications therefore and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights of any kind whatsoever, that may be developed, owned or licensed by the Company or any Affiliate of the Company or otherwise relating to the business of the Company or any other business in which the Company or any Affiliate of the Company may become engaged.

(f)

“Policies” means all of the rules, policies, standards, procedures, guidelines and employment manuals of the Company and of its Affiliates in place from time to time including, without limitation, sexual and other harassment policies, black-out and insider trading policies.

(g)

“Third Party Information” means Confidential Information that has been disclosed to the Company or an Affiliate of the Company by a third party and that the Company or such Affiliate of the Company is obligated to treat as confidential.

(h)	“Share” or “Shares” means, as the case may be, one or more common shares without par value in the capital stock of the Company.